Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

OPTIMAL AI LIMITED

(Conditionally adopted by a board resolution dated [   ], 2025 with effect from the effective date of the registration statement of the Company)

PURPOSE

The purpose of the Compensation Committee of the Board of Directors (the “Board”) of Optimal AI Limited (the “Company”) shall be to discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers. The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee shall undertake the specific responsibilities and duties set forth in this Charter and such other duties as the Board may from time to time prescribe.

MEMBERSHIP REQUIREMENTS

The Compensation Committee members will be appointed by the Board. The Compensation Committee shall consist of at least three (3) members of the Board. Members of the Compensation Committee must meet the following criteria (as well as any additional criteria required by the rules of the NYSE American LLC (“NYSE American”) and Securities and Exchange Commission (the “SEC”)):

●	each member must be an independent director in accordance with (i) the Corporate Governance Standards of the NYSE American, and (ii) the rules of the SEC; and

●	each member must (i) be a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The members of the Compensation Committee shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Compensation Committee may be removed, with or without cause, by a majority vote of the Board. The Board may designate one (1) member of the Compensation Committee as its chairperson.

MEETINGS

The Compensation Committee shall meet at least annually, and more often as it deems appropriate to fulfill the responsibilities set forth in this Charter. The Compensation Committee may establish its own schedule, which it shall provide to the Board in advance.

AUTHORITY AND RESPONSIBILITIES

●	The Compensation Committee shall review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation.

●	The Compensation Committee shall evaluate the performance of the Chief Executive Officer and other executive officers of the Company and, based on such evaluation, review and recommend to the full Board, the annual salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers. The Chief Executive Officer may not be present during voting or deliberations on her compensation.

●	The Compensation Committee shall review and recommend to the full Board compensation of directors, as well as director’s and officer’s indemnification and insurance matters.

●	The Compensation Committee shall review and make recommendations to the Board with respect to the Company’s incentive-compensation plans and equity-based plans, and oversee the activities of the individuals responsible for administering those plans.

●	The Compensation Committee shall cause to be prepared, and then review and approve, the annual report on executive compensation for inclusion in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

●	The Compensation Committee shall retain or obtain the advice of a compensation consultant, if needed.

●	The Compensation Committee shall report regularly to the Board including with respect to:

(a)	such other matters as are relevant to the Compensation Committee’s discharge of its responsibilities; and

(b)	such recommendations as the Compensation Committee may deem appropriate.

●	The Compensation Committee shall maintain minutes or other records of meetings and activities of the Compensation Committee.

●	The Compensation Committee shall review and reassess this Charter annually.

This above list of responsibilities is presented for illustrative purposes and is not intended to be exhaustive. The Compensation Committee may conduct additional activities as appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Compensation Committee shall also fulfill other responsibilities delegated to it from time to time by the Board.